Exhibit 99.1

Hanger’s Thomas F. Kirk announces retirement as CEO; Board appoints Vinit K. Asar as successor

AUSTIN, TX; May 21, 2012 — Hanger Orthopedic Group, Inc. (NYSE:HGR) today announced that Chief Executive Officer Thomas F. Kirk, 66, informed the board of directors of his decision to retire as CEO after over 10 years of service with the company.  In accordance with the succession plan developed by management and the board of directors, President and Chief Operating Officer Vinit K. Asar, 46, has been appointed to succeed Mr. Kirk as CEO and has joined the board of directors.  To facilitate the transition, Mr. Kirk will assume the officer position of Vice Chairman until his retirement December 31, 2012.  Mr. Kirk remains a member of the board of directors.

“It was apparent from the moment we met Tom that he would make an exceptional impact on our company and the profession,” said Chairman of the Board Ivan R. Sabel, CPO.  “We originally met Tom when he consulted in 2001 to help us with the challenge of integrating the most significant acquisition in our history.  Tom executed a strategic corporate restructuring and a brilliant turnaround that positioned Hanger on a stable and profitable path for growth.  Over the next decade, his impressive foresight drove shareholder value.  On behalf of Hanger’s board members, I’d like to express our sincere appreciation to Tom for his dedicated service and outstanding leadership.”

Mr. Kirk joined Hanger in January 2002 as President and Chief Operating Officer and became CEO in March 2008.  Under Mr. Kirk’s leadership from 2008 to 2012, Hanger’s annual revenues grew from $640 million to over $920 million, adjusted EBITDA grew from $84 million to $150 million, and stock price grew from $9.45 to $21.25 per share.  His focus on consistent operational performance enabled Hanger to meet or exceed First Call consensus estimates for more than 20 consecutive quarters.  Emphasizing disciplined diversification, Mr. Kirk identified adjacent business opportunities in network management, device development and commercialization, and new patient care delivery models.

“I was fortunate to have led the organization during transformative and complex times, both at Hanger and in healthcare,” said Mr. Kirk. “The growth and operational success we achieved would certainly not have been possible without the wise counsel of our board of directors, the unwavering dedication of our employees and the confidence of our patients.  I have spent the past several years working closely with Vinit on understanding our industry trends and long-term growth opportunities.  I have watched as he led strong improvements in the management of operations across the portfolio.  Vinit is ready to take our company to the next level.”

“I am honored by the board’s election and appreciative of Tom’s partnership and mentoring over these past years,” said Mr. Asar. “With a strong service culture, superior clinical innovation, and a leadership team committed to delivering results and exceeding customer expectations, I believe we are well positioned for sustainable growth.  It is my privilege to build on Tom’s legacy and lead an organization with a 150-year history and a clear vision dedicated to enhancing human physical capability.”

As Hanger’s President and COO, Mr. Asar has optimized efficiencies among the senior leadership team and Hanger’s nine business units.  He led the identification, development, and execution of new opportunities for Hanger’s existing operations and launched new business initiatives consistent with the company’s overall growth strategy.  Mr. Asar played a primary role in Hanger’s $155 million acquisition of Accelerated Care Plus (ACP), the nation’s leading provider of integrated clinical programs for sub-acute and long-term care rehabilitation providers.  Upon joining Hanger from Johnson & Johnson (J&J) in 2008, Mr. Asar brought more than 18 years of extensive global experience developing and growing new and existing businesses, both organically and through acquisitions.  Mr. Asar served as the general manager for J&J’s Cordis United Kingdom operations and held management positions in finance, global product management, product development, and sales and marketing for several other J&J business units.  He holds a BS in Business Administration from Aquinas College in Grand Rapids, MI and an MBA from Lehigh University in Bethlehem, PA.

About Hanger — Hanger Orthopedic Group, Inc., headquartered in Austin, Texas, is the world’s premier provider for services and products that enhance human physical capability. Hanger provides orthotic and prosthetic patient care services, distributes O&P devices and components and provides therapeutic solutions to the broader post-acute market.  Hanger is the largest owner and operator of orthotic and prosthetic patient care centers with in excess of 700 O&P patient care centers located in 45 states and the District of Columbia.  Hanger, through its subsidiary Southern Prosthetic Supply, Inc, is also the largest distributor of branded and private label O&P devices and components in the United States.  Hanger provides therapeutic solutions through its subsidiaries Innovative Neurotronics and Accelerated Care Plus.  Innovative Neurotronics introduces emerging neuromuscular technologies developed through independent research in a collaborative effort with industry suppliers worldwide.  Accelerated Care Plus is a developer of specialized rehabilitation technologies and the nation’s leading provider of evidence-based clinical programs for post-acute rehabilitation serving more than 4,000 long-term care facilities and other sub-acute rehabilitation providers throughout the U.S.  For more information on Hanger, visit www.hanger.com and follow us at www.Facebook.com/HangerNews and www.Twitter.com/HangerNews.

This document contains forward-looking statements relating to the Company’s results of operations.  The United States Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements.  Statements relating to future results of operations in this document reflect the current views of management.  However, various risks, uncertainties and contingencies could cause actual results or performance to differ materially from those expressed in, or implied by, these statements, including the Company’s ability to enter into and derive benefits from managed care contracts, the demand for the Company’s orthotic and prosthetic services and products and the other factors identified in the Company’s periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934.  The Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Jennifer Bittner (Press), 703-585-0438, jbittner@hanger.com

Thomas Hofmeister (Investor), 512-777-3800, thofmeister@hanger.com